EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 26, 2019, by and between Noice Rx, LLC a Texas limited liability company (“Buyer”), and Park Compounding, Inc., a California corporation (“Seller”). Buyer and Seller are sometimes referred to individually in this Agreement as a “Party” and collectively as the “Parties.” Other capitalized terms used in this Agreement and not otherwise defined are defined in Article 8.

WHEREAS, Seller is engaged in the business of operating a compounding pharmacy (the “Business”).

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of the assets of the Business, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1

PRINCIPAL TRANSACTION

1.1 Sale and Purchase of the Purchased Assets. On the terms and subject to the conditions of this Agreement, at Closing, Seller will sell, transfer and convey to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(a) Purchased Assets. For purposes of this Agreement, “Purchased Assets” means, except for the Excluded Assets, all property, assets and rights of any kind and description, whether real, personal or mixed, tangible or intangible, wherever located, owned by Seller associated with the Business, including:

(i) all furniture, fixtures, equipment and other tangible personal property used, or held for use, in connection with the operation of the Business;

(ii) all Prescription Files, Governmental Authorizations, Healthcare Authorizations, and National Provider Identifier numbers, subject to applicable Laws;

(iii) all Assigned Contracts;

(iv) all pharmaceutical and non-pharmaceutical inventory that is located at the Leased Real Property and procured by Seller in the normal course of business;

(v) pre-paid expenses, deposits, claims for refunds, rebates and rights of offset, and claims against third Persons;

(vi) all Books and Records (excluding Seller’s Organizational Documents);

(vii) all Owned Intellectual Property Assets (including telephone and telecopy numbers, e-mail addresses, trade names and company names); and

(viii) all goodwill associated with the Business.

(b) Excluded Assets. For purposes of this Agreement, “Excluded Assets” means:

(i) Seller’s cash and cash equivalents;

(ii) accounts and notes receivable,

(iii) Seller’s Organizational Documents;

(iv) all rights and claims in any Tax refunds or prepaid Taxes of Seller;

(v) all Insurance policies of Seller and any prepaid premiums or refunds related thereto;

(vi) all Seller Benefit Plans (and any related trusts or funding arrangements);

(vii) all Tax Returns of Seller (including working papers related thereto);

(viii) Seller’s rights in any Contracts not included among the Assigned Contracts;

(ix) all assets related to the Medicare and Medicaid Programs;

(x) the rights of Seller under this Agreement and the other Transaction Documents;

(xi) all assets primarily used in Seller’s ophthalmology business, exclusive of those used in and related to the autologous serum eye drops sales; and

(xii) all assets set forth on Schedule 1.1(b).

1.2 Assumed Liabilities; Excluded Liabilities. As additional consideration for the Purchased Assets, at Closing, Buyer will assume and agree to discharge, when due, the Assumed Liabilities. Except for the Assumed Liabilities, neither Buyer nor any of its Affiliates will assume or become liable for any liability or obligation of Seller.

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(a) For purposes of this Agreement, “Assumed Liabilities” means: (A) executory obligations arising in the Ordinary Course of Business under the Assigned Contracts, but excluding obligations arising from any breach of any Assigned Contracts prior to Closing; (B) Permitted Encumbrances; (C) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Financial Statements or arose in the Ordinary Course of Business consistent with past practice since the date of the Financial Statements; and (D) post-Closing Liabilities relating to Buyer’s operation of the Business.

(b) All liabilities and obligations of Seller not expressly included among the Assumed Liabilities are retained by Seller and are collectively referred to in this Agreement as the “Excluded Liabilities.” The “Excluded Liabilities” include all: (A) liabilities and obligations related to Excluded Assets; (B) pre-Closing claims (whether in tort, contract or otherwise); (C) obligations for borrowed money or contracts entered into by Seller that are not otherwise included in the Purchased Assets; (D) pre-Closing Taxes; (E) liabilities and obligations related to the provision of any goods or services reimbursed or reimbursable by any healthcare program of any Governmental Body (including the Medicare and Medicaid Programs and related supplier agreements and supplier numbers); and (F) refunds and other liabilities and obligations related to any overpayment.

1.3 Purchase Price. The aggregate purchase price of the Purchased Assets shall be equal to the principal amount of eight million dollars ($8,000,000) (the “Purchase Price”).

1.4 Payment of Purchase Price. The Purchase Price shall be payable pursuant to the terms and conditions of a Secured Promissory Note, in the principal amount equal to the Purchase Price, substantially in the form attached hereto as Exhibit A (the “Seller Note”).

1.5 Purchase Price Allocation. The Purchase Price, including any adjustments thereto, and any other applicable amounts, will be allocated among the Purchased Assets and the restrictive covenants set forth in Section 4.5 in accordance with Section 1060 of the Code and the treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) as follows (the “Allocation”).

(a) Buyer shall deliver a draft of such Allocation to Seller within sixty (60) calendar days after the Closing Date for Seller to comment and review such draft Allocation. In the event Seller does not provide Buyer with comments within thirty (30) calendar days from receipt, such Allocation shall be deemed final by the Parties hereto. In the event that Seller provides comments within such thirty (30) day period, and the Parties hereto cannot agree on a final Allocation schedule within thirty (30) days after Buyer has delivered the allocation schedule to Seller, then the Parties shall jointly retain an mutually-agreeable firm of independent certified public accountants (the “Independent Accountants”) to review the disputed item(s) on the allocation schedule. Buyer and Seller shall cooperate with the Independent Accountants and shall promptly provide such Independent Accountants with such documents and information as may be reasonably requested. The determination by the Independent Accountants of such allocation shall be final and binding on the Parties. The costs and expenses of the Independent Accountants in undertaking such review and determination shall be shared equally by Seller and Buyer and, to the extent required by the Independent Accountants or any Party shall be paid at the time of engagement of the Independent Accountants.

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(b) Buyer and Seller and their respective Affiliates shall report and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation, subject to any Purchase Price adjustment under this Agreement. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer, Seller nor any other Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law. All values contained in such allocation shall be consistently reported by the parties hereto and their Affiliates for Tax purposes in accordance with the procedures reflected herein.

After Closing, the Parties will make consistent use of the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS and any other applicable Governmental Body in respect thereof. The applicable Parties each will file an IRS Form 8594 “Asset Acquisition Statement Under Section 1060” at the time and in the manner as required by Treasury Regulation 1.1060-1 (and all other applicable Tax Returns required by applicable state or local law) consistent with the Allocation, and the Parties agree not to take any position inconsistent therewith for any Tax purpose.

1.6 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 5, the consummation of the transactions contemplated by this Agreement (“Closing”) will take place remotely via exchange of signature pages to the Transaction Documents on the third Business Day following the satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions which by their nature are to be satisfied at Closing, which conditions must be satisfied at Closing unless waived) or at any other place, time or date as may be mutually agreed by Buyer and Seller. The date on which Closing occurs is referred to as the “Closing Date.” For Tax purposes, Closing will be deemed effective as of the close of business on the Closing Date.

1.7 Deliveries at Closing.

(a) Buyer Deliverables. At Closing, Buyer will deliver to Seller: (i) an executed copy of the Seller Note and any related documents required to perfect the security interest granted therein; (ii) certified copies of resolutions of Buyer, in a form reasonably acceptable to Seller, authorizing the consummation of the transactions contemplated by this Agreement; (iii) an executed instrument of assumption providing for Buyer’s assumption of the Assumed Liabilities; (iv) an executed copy of a Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”); (v) deliver to Seller an executed copy of a Warrant, substantially in the form attached hereto as Exhibit C (the “Warrant”); and (vi) deliver all other agreements, certificates, instruments and documents as may be reasonably required of Buyer under this Agreement.

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(b) Seller Deliverables. At Closing, Seller will: (i) deliver to Buyer possession of the Purchased Assets; (ii) deliver bills of sale and other assignments of the Purchased Assets, in forms reasonably acceptable to Buyer, executed by Seller and sufficient to transfer good and valid title to the Purchased Assets to Buyer; (iii) deliver all licenses, permits, registrations, authorizations, consents and approvals, in forms reasonably acceptable to Buyer, by any third Person, including any Governmental Authorizations and consents under Assigned Contracts, that are necessary for the consummation of the transactions contemplated by this Agreement or another Transaction Document; (iv) deliver evidence, in forms reasonably acceptable to Buyer, of the releases of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances; (v) deliver a written assignment of the leasehold interest under the Real Property Lease, which shall be in form and substance acceptable to Buyer and executed by Seller; (vi) deliver certificates from Seller in the applicable form provided in Treasury Regulation Section 1.1445-2; (vii) deliver powers of attorney and/or management agreements, in a form approved by Buyer, allowing Buyer, to the extent permitted by applicable Law, to obtain from boards of pharmacy and any other applicable state or federal Governmental Body (the “Pharmacy Permits”) and from the United States Drug Enforcement Administration (the “DEA Registrations”) the authority to operate under licenses and registrations held by Seller for a period not to exceed ninety (90) days; (viii) to the extent permitted by applicable Law, an agreement to allow continued claims submission and/or assignment of claims for any Payment Programs; (ix) deliver to Buyer an executed copy of the Transition Services Agreement; (x) deliver to Buyer an executed copy of the Warrant; and (xi) deliver all other agreements, certificates, instruments and documents as may be reasonably required of Seller under this Agreement.

Article 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties as of the date of this Agreement and again on the Closing Date immediately preceding Closing to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby. These representations and warranties will survive Closing for the periods specified in Section 7.6.

2.1 Organization. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of California. Seller have the requisite power and authority to conduct its Business as it is now being conducted, to own and use the Purchased Assets and to perform its obligations under its Contracts. Seller is duly qualified to do business as a foreign entity and is in good standing in each state or other jurisdiction in which either the ownership or use of its Purchased Assets or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Certified copies of Seller’s Organizational Documents have been delivered to Buyer.

2.2 Financial Statements and Financial Matters.

(a) Copies of the statement of operations of Seller at and for the fiscal year ended December 31, 2018 and interim period ended June 30, 2019 (the “Financial Statements”) were delivered to Buyer. The Financial Statements are complete and accurate in all respects and present fairly the financial condition of Seller at the dates indicated and Seller’s results of operations for the periods then ended. The Financial Statements (i) were prepared on a pro forma basis and included non-GAAP based adjustments to depict operations of Seller as a separate entity from Seller Parent, and (ii) are consistent with the Books and Records of Seller Parent’s consolidated audited financial statements prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments consistent with prior periods).

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(b) Except for obligations under Contracts (other than those arising from a breach by Seller of such Contracts) and the liabilities and obligations set forth on Schedule 2.2(b), Seller has no liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise), except for (i) liabilities and obligations reflected or reserved against on the Balance Sheet and (ii) current liabilities and obligations (other than those that arise from a breach of Contract or violation of a Law) incurred in the Ordinary Course of Business since the date of the Balance Sheet which are not materially different in nature or amount than those incurred in prior periods.

(c) Schedule 2.2(c) lists all of the outstanding Indebtedness of Seller and the principal balance thereof as of a recent date identified thereon.

2.3 Books and Records. The Books and Records of Seller have been made available to Buyer, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. At Closing, the Books and Records of Seller included among the Purchased Assets will be delivered to Buyer.

2.4 Taxes.

(a) Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Encumbrances, other than Permitted Encumbrances, on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 (and corresponding state and local forms) required with respect thereto have been properly completed and timely filed.

(c) Schedule 2.4 contains a list of each jurisdiction to which Taxes have been claimed to be or are payable by Seller and Schedule 2.4 lists all federal, state, local, and non-U.S. Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2016, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller have delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 2016.

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(d) Seller does not expect any Governmental Body to assess any additional Taxes for any period ending on or before the Closing Date. There are no audits of or other Proceedings pending with respect to a Tax Return of Seller, and there are no outstanding waivers of statutes of limitations regarding Taxes payable by Seller. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge based upon personal contact with any agent of such Governmental Body.

(e) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) All Taxes incurred by Seller but not yet paid are, and on the Closing Date will be, reflected or reserved against on the Balance Sheet, other than Taxes incurred in the Ordinary Course of Business since the date of the Balance Sheet that are not materially different in nature or amount than those incurred in prior periods.

(g) Seller is not a party to a Contract, arrangement or plan that could result, separately or in the aggregate, in the payment of (i) an “excess parachute payment” within the meaning of Section 280G of the Code (or a corresponding provision of state, local or non-U.S. Tax law) or (ii) an amount that would not be fully deductible as a result of Section 162(m) of the Code (or a corresponding provision of state, local or non-U.S. Tax law).

(h) Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (ii) has no liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(i) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) ‘‘closing agreement,’’ as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law);

(iii) Intercompany transaction within the meaning of Treasury Regulation §1.1502-13 or any excess loss account within the meaning of Treasury Regulation. §1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

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(vi) election under Code Section 108(i).

(j) Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(k) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(l) No issue has been raised by written inquiry of any Governmental Body which would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business for any taxable period (or portion thereof) ending after the Closing Date

(m) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict the Buyer.

(n) None of the Purchased Assets is an interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

(o) Seller has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not and has not been a party to any ‘‘reportable transaction,’’ as defined in Code Section 6707A(c)(1) and Treasury Regulation §1.6011-4(b)

2.5 Business Operations.

(a) Except as set forth on Schedule 2.5(a), since March 31, 2019: (i) the operations and affairs of Seller and the Business have been conducted only in the Ordinary Course of Business; (ii) no Restricted Event has occurred or is reasonably likely to occur; and (iii) no event has occurred or circumstance exists that has caused or would reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 2.5(b), no Affiliates or Related Persons of Seller is or has during the prior three years engaged in any transaction with Seller, whether directly or indirectly, as an owner, shareholder, creditor or agent of, or consultant or lender to a Person engaged in business with Seller, including as a supplier or purchaser of goods or services to or from Seller or the Business or any part of which is or was in actual or potential competition with Seller or the Business. Schedule 2.5(b) sets forth any Contracts between Seller, on one hand, and any of its Affiliates or Related Persons, on the other hand.

(c) The express warranties applicable to the services or products sold or to be sold by Seller are attached to Schedule 2.5(c). Except as set forth on Schedule 2.5(c), there is no claim outstanding or Proceeding pending or, to Seller’s Knowledge, Threatened under any warranty of Seller or any supplier to Seller. Schedule 2.5(c) summarizes material warranty claims that have been asserted against Seller within the past three years, indicating for each claim whether it has been resolved or remains outstanding and, if resolved, the manner and cost of resolution. No warranty claim, individually or in the aggregate with other warranty claims, has had or would reasonably be expected to result in a material liability to Seller that is not reserved or accrued for on the Balance Sheet.

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(d) Schedule 2.5(d) lists the names, account numbers and locations of all banks and other financial institutions at which Seller has an account or safe deposit box and the name of all Persons authorized to draft on or have access to any such accounts.

(e) Schedule 2.5(e) sets forth: (i) a list of (A) the top 10 payors of Seller by revenue (the “Material Payors”) and (B) the top 10 suppliers of Seller by cost (the “Material Suppliers”), in each case, for the 12-month period ended December 31, 2018; and (ii) the corresponding amount in dollars of sales or purchases (as applicable) made to or from the Material Payors and the Material Suppliers during such time periods. Since the Balance Sheet Date, no Material Payor or Material Supplier has canceled or otherwise terminated its relationship with Seller. Seller has not received any notice from any Material Payor or Material Supplier indicating that such Material Payor or Material Supplier may terminate or materially adversely modify its relationship with Seller and, to Seller’s Knowledge, no such termination or modification is anticipated.

(f) Neither Seller nor any of its Representatives acting on its behalf: (i) has used any company or other funds for unlawful contributions, payments or gratuities, or made any unlawful expenditures relating to political or administrative activity to officials of a Governmental Body or to any other Person, or established or maintained any unlawful or unrecorded funds in violation of applicable Law; (ii) accepted or received any unlawful contributions, payments, gifts or gratuities; (iii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended or (iv) conducted business or engaged in a transaction with any Person (A) who was identified on the OFAC List at such time or (B) with whom a citizen of the United States was prohibited from engaging in such business or transaction by any trade embargo, economic sanction, executive order or Law.

2.6 Employees.

(a) Schedule 2.6(a) contains, as of a recent date specified therein, the following information (i) for each employee of Seller (including, as designated thereon, each employee on leave of absence or layoff status), the name, job title, hire date, current compensation paid or payable on an annualized basis, annual vacation days and accrued vacation, license or registration numbers of pharmacists and technicians with renewal dates, and any other information reasonably requested by Buyer to determine whether such employees are included in any government exclusion list, including the OIG List of Excluded Individuals/Entities (“LEIE”) and the General Service Administration (“GSA”) Exclusion List (collectively, the “Exclusion Lists”); (ii) for each independent contractor used by Seller at any time since January 1, 2018, the name of such independent contractor, type of services provided by such independent contractor and aggregate amount of consideration paid to such independent contractors by Seller during such time and (iii) for each temporary staffing personnel or temporary employee used by Seller at any time since January 1, 2018, the name of such temporary employee, type of services provided by them and aggregate amount of consideration paid to them by Seller during such time. Seller has not received written notice that an employee intends to terminate his or her employment relationship with Seller and, to Seller’s Knowledge, there is no reason to reasonably expect that any such employee is likely to refuse an offer of employment from Buyer. The employees of Seller are either United States citizens or permanent resident aliens. Except as set forth on Schedule 2.6(a), the employees of Seller are employed on an “at will” basis and are terminable by Seller without penalty or severance obligation. A copy of the current version of the policy manual and handbook provided to or governing the employees of Seller, and a copy of the application forms currently being used by Seller in connection with the hiring of new employees, have been delivered to Buyer.

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(b) Seller is not now, nor in the past three years has it been, a party to a collective bargaining or similar labor Contract. With respect to Seller or the Business, there has not been in the last three years, there is not now pending or existing and, to Seller’s Knowledge, there is not Threatened: (i) a union organizational activity, strike, slowdown, picketing, work stoppage, lockout or other labor dispute or Proceeding; (ii) an application, complaint, charge or other Proceeding filed with a Governmental Body regarding a labor or employment matter; or (iii) an application, petition or demand for recognition or certification of a collective bargaining agent. To Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to the matters described in clauses (i), (ii) or (iii).

(c) Seller is complying, and has complied in the last three years, in all material respects with applicable Law and its own policies relating to labor and employment matters, including those relating to fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing, mass layoffs and changes in operations. Except as described on Schedule 2.6(c), there is not currently, nor has there been in the past three years, a Proceeding against Seller or one of its employees alleging harassment, discrimination or other similar conduct or an internal investigation of an allegation, charge or complaint against Seller or one of its employees alleging harassment, discrimination or other similar conduct.

(d) Except as set forth on Schedule 2.6(d), Seller is not a party to a Contract with a present or former director, officer, manager, employee (leased or otherwise), agent, consultant or independent contractor with respect to length, duration or condition of employment or engagement (or the termination thereof), salary, bonus, compensation, deferred compensation, health Insurance, severance, other form of remuneration or otherwise.

(e) Except as set forth on Schedule 2.6(e), there is no Proceeding pending or, to Seller’s Knowledge, Threatened against or affecting Seller relating to the alleged violation of a Law pertaining to labor relations or employment matters. Seller has not committed an unfair labor practice, nor has there has been a complaint, claim, charge or other Proceeding of unfair labor practice filed or, to Seller’s Knowledge, Threatened against Seller before the National Labor Relations Board or other Governmental Body. There has been no complaint, claim, charge or other Proceeding of discrimination filed or, to Seller’s Knowledge, Threatened against Seller with the EEOC or other Governmental Body.

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(f) Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Bodies of the states or other jurisdictions where it is required to maintain such accounts, and each such account has a positive balance.

(g) Within the twelve (12) months prior to the date of this Agreement, Seller has not implemented a plant closing or layoff of employees that could implicate the WARN Act or similar Law. Schedule 2.6(g) lists the employees of Seller who have been terminated or laid off, or whose hours of work have been reduced by more than 50%, in the twelve (12) months prior to the date of this Agreement.

2.7 Employee Benefit Plans. Schedule 2.7(a) lists all Seller Benefit Plans. All Seller Benefit Plans are provided by Seller Parent. Copies of all Seller Benefit Plan have been delivered to Buyer, including summary plan descriptions, summaries of material modifications and related Contracts (including descriptions of vacation, separation and other personnel policies). Each of Seller and Seller Parent is complying, and has complied in the last three years, in all material respects with its obligations under or relating to Seller Benefit Plan (including, if applicable, reporting, disclosure, prohibited transaction, IRS qualification, Section 409A of the Code, ERISA and funding obligations). No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist has occurred with respect to Seller Benefit Plan. The consummation of the transactions contemplated by this Agreement will not result in a prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. No Proceeding with respect to the administration or the investment of assets of Seller Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, Threatened.

2.8 Real Property.

(a) Seller has a valid leasehold interest in the real property leased by it and located at 9257 Research Drive, Irvine, California (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. True, correct and complete copies of each lease governing the Leased Real Property, together with all amendments thereto (a “Real Property Lease”), have been delivered to Buyer. Except as set forth on Schedule 2.8(b), Seller’s right to use any Leased Real Property has not been sublet, assigned or otherwise granted to any third-party. Except as set forth on Schedule 2.8(b), there are no parties in possession of any of the Leased Real Property other than Seller. Each Real Property Lease is in full force and effect. Seller is not in breach of its obligations under any Real Property Lease, all payments due under the Real Property Leases are current, and no other party to any Real Property Lease is in breach of its obligations thereunder. The consummation of the transactions provided for in this Agreement will not create or constitute a default under any Real Property Lease.

(b) Seller do not use, occupy or operate any real property other than the Leased Real Property, and no other real property is necessary for the operation of the Business as currently conducted by Seller. Neither Seller nor any of the Leased Real Property is, or during the last three years has been, in violation in any material respect of a zoning regulation, building restriction, restrictive covenant, ordinance, plat, declaration or other Law or a Contract relating to the Leased Real Property.

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(c) The Leased Real Property is not the subject of a condemnation action and, to Seller’s Knowledge, no such action is Threatened. To Seller’s Knowledge, there is no proposal under consideration by a Governmental Body to take or use any portion of the Leased Real Property. There is no pending or, to Seller’s Knowledge, proposed special assessment affecting or which may affect the whole or any party of the Leased Real Property.

2.9 Other Assets.

(a) Except as set forth on Schedule 2.9(a), the Purchased Assets are, or as of Closing will be, free and clear of all Encumbrances other than Permitted Encumbrances. At Closing, Seller will deliver to Buyer good and valid title to all of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 2.9(a) identifies each lease (other than a Real Property Lease) of tangible property and assets that is included among the Purchased Assets (each a “Personal Property Lease” and collectively, the “Personal Property Leases”). The Purchased Assets (including rights under Contracts) are sufficient in form and quality so that following Closing Buyer will be able to continue to operate the Business as currently conducted by Seller. On the Closing Date, the tangible Purchased Assets will be located on the Leased Real Property or in one or more other locations identified on Schedule 2.9(a).

(b) The tangible personal property (other than inventory) included among the Purchased Assets: (i) is in good operating condition and repair, normal wear and tear excepted, is adequately serviced by required utilities and is adequate for the uses to which it is being put; (ii) is free of physical, mechanical and structural defect and does not need maintenance or repair, except for ordinary, routine maintenance and repair that is not material in nature or cost; and (iii) is sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted by Seller before Closing. Schedule 2.9(b) sets forth a list and general description of each item of tangible personal property (other than inventory) included in the Purchased Assets having a book value of more than $10,000.

(c) Schedule 2.9(c) sets forth: (i) the Intellectual Property Assets owned by Seller, including trade names, trademarks, services marks, brand names and other business identifiers and logos (the “Owned Intellectual Property Assets”); (ii) the Intellectual Property Assets used but not owned by Seller, including all software (the “Other Intellectual Property Assets”); (iii) a list of all Contracts pursuant to which rights in the Owned Intellectual Property Assets are granted by Seller (the “Outbound Intellectual Property Licenses”); and (iv) a list of all Contracts pursuant to which rights in the Other Intellectual Property Assets are granted to Seller (the “Inbound Intellectual Property Licenses” and together with the Outbound Intellectual Property Licenses, the “Intellectual Property Licenses”). True, correct and complete copies of the Intellectual Property Licenses (and all amendments thereto) have been delivered to Buyer. Subject to the terms of the Outbound Intellectual Property Licenses, Seller exclusively owns the entire right, title and interest in and to the Owned Intellectual Property Assets free and clear of all rights, licenses, restrictions and Encumbrances (other than Permitted Encumbrances) and has the valid right to use the Other Intellectual Property Assets subject to existing Inbound Intellectual Property Licenses. Each item of the Owned Intellectual Property Assets registered with a Governmental Body is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Owned Intellectual Property Assets have been paid and all necessary documents and articles in connection with such Owned Intellectual Property Assets have been filed with the relevant Governmental Bodies. At Closing, Seller will transfer and convey to Buyer all right, title and interest in and to the Owned Intellectual Property Assets and Intellectual Property Licenses free and clear of any transfer or assignment fees or obligations owing to a third Person and all Encumbrances, other than Permitted Encumbrances.

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(d) Except as set forth on Schedule 2.9(d), the operation of the Business by Seller has not infringed, violated, misappropriated or unlawfully used, and is not infringing, violating, misappropriating or unlawfully using, any Intellectual Property Asset of any other Person. Seller has not received any notice from any Person claiming that the operation of the Business by Seller violates, infringes or misappropriates the Intellectual Property Assets of any Person nor is there any basis therefor. There is, and has been, no pending, decided or settled Proceeding related to any Owned Intellectual Property Assets or Other Intellectual Property Assets (“IP Dispute”), nor, to Seller’s Knowledge, has any such IP Dispute been Threatened, challenging the legality, validity, enforceability or ownership of any Owned Intellectual Property Asset. To Seller’s Knowledge, no circumstances or grounds exist that would reasonably be exected to give rise to a valid IP Dispute. Seller has not sent any notice of any IP Dispute and, to Seller’s Knowledge, there exists no circumstance or grounds upon which Seller could reasonably assert any IP Dispute and, to Seller’s Knowledge, there is no infringement of or unlawful use by any other Person of any Owned Intellectual Property Asset. No Owned Intellectual Property Asset is subject to any outstanding Order restricting its use or any pending or, to Seller’s Knowledge, Threatened Proceeding. No Other Intellectual Property Asset is subject to any outstanding Order materially restricting its use by Seller in a manner currently used.

(e) Seller own or has a valid and enforceable license to use all Intellectual Property Assets used in or necessary to conduct the Business as currently conducted by Seller. Except for the Other Intellectual Property Assets licensed pursuant to Inbound Intellectual Property Licenses, all Intellectual Property Assets used by Seller or necessary to conduct the Business as presently conducted were created or developed solely by (i) Seller’s employees acting within the scope of their employment who have validly and irrevocably assigned all of their rights to such Intellectual Property Assets to Seller or (ii) other Persons, including any independent contractors or Persons acting under the direction or supervision of Seller’s employees or independent contractors, who have validly and irrevocably assigned all of their rights to such Intellectual Property Assets to Seller. Seller has taken all necessary steps to maintain and protect all of the Owned Intellectual Property Assets, including those required by applicable Law.

2.10 Litigation. Except as set forth on Schedule 2.10: (a) there is no Proceeding or Order pending with respect to Seller, the Business or any Purchased Asset; (b) to Seller’s Knowledge, no such Proceeding or Order has been Threatened; and (c) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for such Proceeding or Order.

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2.11 Authorization and Enforceability; No Conflict.

(a) Seller has the requisite capacity, power and authority to enter into and perform the Transaction Documents to which it or he is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents to which it or he will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, company or other action (as applicable). This Agreement and each other Transaction Document to which Seller is a signatory is binding upon it or him and is enforceable against it or him in accordance with the terms of this Agreement or such other Transaction Document, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) contravene the Organizational Documents of Seller or result in a breach of, or constitute a default under, any Assigned Contract or any other Contract by which Seller is bound or affected; (ii) violate a Law or Order or give a Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify a Governmental Authorization relating to Seller or the Business; (iii) result in the acceleration of a liability of Seller or adversely modify the terms of such liability; (iv) result in an Encumbrance being created or imposed upon Buyer or a Purchased Asset; or (v) except for filings under any Governmental Authorizations set forth on Schedule 2.11(b)(v) (the “Regulatory Approvals”), require any Governmental Authorization or other consent, approval, exemption or other authority or notice to a Governmental Body. The consents, approvals or authorizations of and declarations, filings or registrations with a Person required (including those required under the terms of a Contract to avoid a breach or default thereunder or to effectively convey such Contract to Buyer) in connection with Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby are set forth on Schedule 2.11(b).

2.12 Contracts; Insurance.

(a) Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller and, to Seller’s Knowledge, each other Person that is a party to such Assigned Contract has complied and is complying with the terms of such Assigned Contract in all material respects. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in a material breach of such Assigned Contract. True, correct and complete copies of each Assigned Contract and each other Contract listed on Schedule 2.12(b) (in each case, together with any amendments thereto) have been delivered to Buyer.

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(b) Schedule 2.12(b) lists each Contract to which Seller is a party that:

(i) involves performance of services or delivery of goods or materials by or to Seller either of an amount or value in excess of in excess of $100,000 during any 12-month period;

(ii) commits Seller to make an expenditure in excess of $100,000 during any 12-month period;

(iii) was not entered into the Ordinary Course of Business;

(iv) cannot be terminated by Seller upon less than 90 days’ notice without penalty;

(v) requires Seller to purchase its total requirements of a good or service from another Person or that includes a “take or pay” or similar provision;

(vi) is a collective bargaining agreement or otherwise involves a labor union or other representative of a group of employees relating to wages, hours or conditions of employment;

(vii) restricts Seller’s or any of its Affiliate’s business activity or limits the right or ability of Seller or any of its Affiliates to engage in any line of business or to compete with another Person;

(viii) involves the grant of a power of attorney by Seller to another Person;

(ix) relates to a joint venture, partnership, strategic alliance or similar arrangement or that involves a sharing of profits, losses, costs or liabilities with another Person;

(x) is an employment or consulting agreement or involves engagement of an individual as an independent contractor;

(xi) provides for payment to or by a Person based on sales, purchases, profits or other metrics other than direct payment for goods or services;

(xii) is a distributor, broker, dealer, franchise, manufacturer’s representative, agency, sales promotion, market research, marketing or advertising Contract;

(xiii) provides for or otherwise involves a volume discount from vendors, rebates, marketing arrangements or other similar arrangements;

(xiv) is a loan, credit or similar Contract or that otherwise relates to Indebtedness;

(xv) grants a lien, security interest or other Encumbrance on a Purchased Asset;

(xvi) is with a Governmental Body;

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(xvii) involves or relates to the acquisition of a business or a material amount of assets, properties or securities of another Person (whether by merger, sale of stock, sale of assets, lease, license or otherwise);

(xviii) involves a warranty obligation of Seller;

(xix) creates or purports to create an exclusive or preferential relationship or arrangement (including a most favored nation pricing provision);

(xx) is with any customer or supplier of Seller identified on Schedule 2.5(e); or

(xxi) is material to the Business but is not an Assigned Contract.

(c) Schedule 2.12(c) lists the policies of Insurance, and for each policy indicates: (i) the name of the insurer; (ii) the deductible or self-insurance retention amount and the coverage limit; (iii) the type of Insurance; (iv) the policy number; (v) the expiration date; and (vi) pending claims under the policy. True, correct and complete copies of each such Insurance policy have been delivered to Buyer. Each policy of Insurance is in full force and effect and will remain in full force through the Closing Date. Premiums with respect to such policies of Insurance have been timely paid and the duties of the insureds under such policies have been fully discharged. Except as set forth on Schedule 2.12(c), Seller has not been refused Insurance by a carrier to which it has applied for Insurance within the past three years. Except as set forth on Schedule 2.12(c), in the past three years, the general liability and similar Insurance policies have been “occurrence” policies and not “claims made” policies.

2.13 Permits and Licenses; Compliance with Laws.

(a) Schedule 2.13 sets forth the Governmental Authorizations required or maintained to carry on the Business as now conducted. Each such Governmental Authorization has been timely obtained by Seller and is in full force and effect. Except as set forth on Schedule 2.13(a), no such Governmental Authorization will be voided, nullified or impacted by the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.13(a), at Closing, unless specifically excluded by Buyer, all such Governmental Authorizations will be assigned, transferred and conveyed to Buyer and will remain in full force and effect after such assignment and transfer. Seller is not subject to nor, to Seller’s Knowledge, has it been Threatened with, any Losses as a result of a failure to comply with a Law, and no event has occurred or circumstance formerly existed or currently exists that (with or without notice or lapse of time) would reasonably be expected to give rise to such Losses. Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) Except as set forth on Schedule 2.13(b):

(i) Seller has not (A) received any written notice from any Governmental Body of any Threatened or pending violation, investigation, audit or inquiry into an alleged or suspected violation of any Law or result in the suspension, revocation or limitation or restriction of any Governmental Authorization, or (B) entered into any agreement or settlement with any Governmental Body with respect to its alleged non-compliance with, or violation of, any Law.

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(ii) Seller has not received any written notice from any current or former employee of any alleged or suspected violation of any Law pertaining to any state or federal pharmacy law or other Healthcare Laws.

(iii) Seller and all of its current or former managers, officers and directors and professionally licensed employees and contractors who provide, or have provided, professional services to, or at, or in connection with the Business (“Professional Personnel”), are in compliance in all material respects with all Laws applicable to Governmental Programs and all Laws and guidance relating to health care fraud and abuse, including the Anti-Kickback Statute, 42 U.S. Code § 1320a-7b, 42 C.F.R. § 1001.952, the federal false coding statute, 42 U.S. Code § 1320a-7a, the federal physician self-referral prohibition, 42 U.S. Code § 1395nn, 42 C.F.R. § 411.351 et seq., and the False Claims Act, 31 U.S. Code § 3729 et seq. (collectively, “Healthcare Laws”).

(iv) Professional Personnel providing professional services, including but not limited to, pharmacists and pharmacy technicians, currently hold in good standing and unrestricted, any and all appropriate licensure, registration or certification required to perform services related to the Business (“Professional Licenses”).

(v) Seller (A) is not a party to any corporate integrity agreement or similar memorandum of understanding with any Governmental Body, (B) is not subject to any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Body and (C) has not entered into any other Contract at the request of any Governmental Body that restricts the conduct of the Business or that impacts upon the management or operation of the Business (collectively, “Regulatory Agreements”). Seller has not received written notice from any Governmental Body that such Governmental Body is considering issuing or requesting any Regulatory Agreement.

(vi) To the extent Seller directly receives reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”), the CHAMPUS/TRICARE programs and other reimbursement programs of any Governmental Body (each a “Governmental Program”), Seller is appropriately registered, accredited and/or certified for participation and reimbursement under the Medicare and Medicaid Programs. To the extent that Seller directly receives reimbursement under the Medicare and Medicaid Programs, Seller has all current provider numbers and is in compliance in all material respects with all provider agreements required under such Governmental Programs.

(vii) To the extent that Seller directly or indirectly receives payments under Private Programs, Seller has all provider agreements, certifications, credentials, and provider numbers that are required under such Private Programs.

(viii) There has been no Proceeding instituted against Seller or any of its Professional Personnel and in any way related to the Business, the Purchased Assets, or with respect to Pharmacy Permits, DEA Registrations, or certifications, provider agreements or provider numbers related to any Governmental Program (collectively, “Healthcare Authorizations”).

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(ix) To the Knowledge of Seller, no event has occurred that, with the giving of notice, the passage of time, or both, would constitute reasonable grounds for a violation or exclusion order with respect to any Healthcare Authorization, or the revocation, withdrawal or suspension of any Healthcare Authorization, or the termination of the participation of Seller in any Payment Program.

(x) Neither Seller nor any of its Professional Personnel has been determined or alleged by a Governmental Body to have committed a violation of any Healthcare Laws or other Laws relating to the referral of patients or health care business in exchange for remuneration or to entities in which the referring Person has an ownership or financial relationship, in connection with such employment by, or activity on behalf of, Seller. Neither Seller nor any of its Professional Personnel are or were under investigation by a Governmental Body in connection with any of the foregoing.

(xi) Neither Seller nor any of its Professional Personnel (during the term of such individual’s employment with Seller or while acting as an agent of Seller): (A) has been convicted of or indicted for any crime, for which debarment or similar punishment is mandated or permitted by any applicable Law, (B) has engaged in any activities that are prohibited, or cause for the imposition of penalties or mandatory or permissive exclusion, under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn or 1396b, 31 U.S.C. §§ 3729-3733, the federal CHAMPUS/TRICARE statute (or other Laws related to false or fraudulent claims), any Healthcare Law or any criminal Law relating to health care services or payments, or that are prohibited by rules of professional conduct, or (C) has received written notice that Seller or any of its Professional Personnel is under investigation with respect to any of the foregoing.

(xii) Seller has: (A) timely filed all reports and billings required to be filed prior to the date hereof with respect to all applicable Payment Programs (all of which reports and billings are complete and accurate in all material respects and have been prepared in compliance in all material respects with applicable Laws); (B) paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to such reports and billings; and (C) will continue to timely file all reports and billings and comply with (B) of this subsection (b)(x)(ii) through the Closing Date.

(xiii) Seller has not claimed or received reimbursements from Payment Programs in excess of amounts permitted by applicable Law, and Seller has no liability or obligation of any kind, whether accrued, contingent, absolute, inchoate or otherwise, whether due or to become due, under any Payment Program for any refund, overpayment, discount or adjustment.

(xiv) There are no pending or, to the Knowledge of Seller, Threatened, appeals, adjustments, challenges, audits, inquiries, litigation or written notices of intent to audit with respect to such prior reports or billings, and Seller has not been audited, or otherwise examined by any Payment Programs.

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(xv) No employee of Seller, either before or during such employment, has been excluded or suspended from participation in any Governmental Program, and no employee of Seller has been debarred, suspended or are otherwise ineligible to participate in any Governmental Program, or are otherwise included in any Exclusion List.

(xvi) To the Knowledge of Seller, no employee of Seller, either before or during such employment, has committed any offense that may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(xvii) Seller has not arranged or contracted with any Person that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, any Governmental Program.

(xviii) Seller has operated the Business in compliance in all material respects with all applicable Laws affecting contractors and subcontractors under Governmental Programs (including the Medicare and Medicaid Programs), and all manuals and other interpretations thereof promulgated by Governmental Programs, including the Social Security Act, Federal Acquisition Regulations, and the regulations, manuals, guidance, and other pronouncements of the United States Department of Health and Human Services and the Centers for Medicare and Medicaid Services.

(xix) Seller has not received any notice of any complaint filed against Seller under HIPAA or any other applicable patient privacy and data protection Law.

(xx) Seller has implemented physical, technical and administrative safeguards designed to ensure compliance in all material respects with (A) all Laws, including HIPAA, relating to the collection, use, privacy or protection of Personal Data and all additional or higher industry standards or requirements related to Personal Data, (B) all requirements applicable to a covered entity (as defined in HIPAA) to the extent applicable to Seller, (C) all requirements of all business associate agreements (as defined in HIPAA) entered into by Seller, and (D) Seller’s privacy and security policies.

(xxi) Since January 1, 2016, Seller has not experienced any incident in which personally identifiable information or other protected information, including any Person’s name, address, credit card information, health information, email address, date of birth, social security number or account information (“Personal Data”), has been or may have been stolen or improperly accessed or any other security breach, and Seller is not aware of any facts exist suggesting any of the foregoing has occurred, including, to the Knowledge of Seller, any breach of security or any written notices or complaints from any Person regarding any Personal Data

(xxii) Seller and Professional Personnel are complying, and have complied in the last three years, in all material respects with the Federal Food Drug and Cosmetic Act, the Telephone Consumer Protection Act and all Laws relating to the procurement, marketing and promotion of prescription drugs and all applicable Laws and any related guidance documents published by a Governmental Body.

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2.14 Environmental Matters.

(a) Seller (i) has obtained and has held, during all applicable statute of limitations periods, and currently holds all Governmental Authorizations that are required under any Environmental Law to operate its Business and the Purchased Assets to their full physical capacity; and (ii) is, and has been during all applicable statute of limitations periods, in compliance in all material respects with all such Governmental Authorizations. There is no action pending or, to Seller’s Knowledge, Threatened by any Government Body to revoke, limit or modify such Governmental Authorizations. Seller is, and during all applicable statute of limitation periods has been, in compliance in all material respects with all Environmental Laws. Seller has not been subject of any Proceedings relating to Environmental Laws or which could have resulted in Environmental Liabilities, and neither Seller nor any of its Affiliates has received written notice alleging that Seller or the Business is not, or has not been, in compliance with, or is liable under, any Environmental Law.

(b) The Leased Real Property is not listed on and, to Seller’s Knowledge, is not being considered for listing on a list maintained under an Environmental Law of contaminated or potentially contaminated sites or a list maintained under an Environmental Law of sites where certain environmentally related activities occurred or are occurring. The Leased Real Property is not the subject of or, to Seller’s Knowledge, is not being considered to be the subject of, an enforcement action under an Environmental Law.

(c) The Real Property is free of the presence of Hazardous Substances in the soil, subsurface strata, groundwater, surface water, air, buildings, fixtures, outdoor artificial surfaces and structures, piping, drains, sumps, pits, ditches and equipment in a quantity, concentration or condition that has resulted in or would reasonably be expected to result in an Environmental Liability and no Hazardous Substances have migrated, are migrating or will migrate on or off the Leased Real Property through any environmental medium other than pursuant to and in compliance with a Governmental Authorization issued under Environmental Law.

(d) No Hazardous Substance is or was used, generated, Released, emitted, transported, stored, treated or disposed on or off the Leased Real Property by Seller or, to Seller’s Knowledge, any other Person.

(e) There are not now, and except as listed on Schedule 2.14(e) never have been, any above-ground or underground storage tanks or tank systems at, on or under any Real Property. Each such tank and tank system listed on Schedule 2.14(e) has been registered, operated and maintained in full compliance with Environmental Law and no such tank or tank system is or has been the source of a Release of a Hazardous Substance. All underground and above-ground storage tanks and tank systems which have been removed from the Leased Real Property were removed and closed in accordance with Environmental Law.

(f) True, correct and complete copies of each site assessment, audit or report about the Environment concerning any Real Property in the possession or control of Seller or any of its Affiliates has been delivered to Buyer. Seller has delivered to Buyer all documents in Seller’s or any of its Affiliate’s possession or control evidencing a land use restriction or institutional control relating to the Environment with respect to the Leased Real Property, the Business or a Purchased Asset.

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2.15 Broker’s Fees. Except as set forth on Schedule 2.15, neither Seller nor anyone acting on its behalf has incurred or will incur a liability or obligation to pay fees or commissions to a broker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document for which Buyer or its Affiliates could be or become liable. Seller will be solely responsible for the fees and other amounts due legal counsel and other advisors engaged by Seller in connection with the transactions contemplated by this Agreement or another Transaction Document.

2.16 Accuracy of Statements. No representation or warranty made by Seller in this Agreement or other Transaction Document or any statement, certificate or schedule furnished to Buyer pursuant to this Agreement or other Transaction Document in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Buyer has been delivered a true, complete and correct copy of each document (together with all amendments thereto) required to have been provided to Buyer or attached to a schedule under this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties as of the date of this Agreement and again on the Closing Date immediately preceding Closing to induce Seller to enter into this Agreement and consummate the transactions contemplated hereby. These representations and warranties will survive Closing for the periods specified in Section 7.7.

3.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. Buyer has the requisite corporate power and authority to conduct its business as it is now being conducted and to own and use its properties and assets.

3.2 Authorization and Enforceability; No Conflict.

(a) Buyer has the requisite company power and authority to enter into and perform the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party has been duly authorized, approved and adopted by it. Each Transaction Document to which Buyer is a party is binding upon it and is enforceable against it in accordance with the terms of that Transaction Document, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b) The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated thereby will not (i) contravene the Organizational Document of Buyer or result in a breach of, or constitute a default under, any Contract to which Buyer is a party or by which its assets are bound or affected or (ii) violate a Law or Order.

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3.3 Regulatory Matters. Schedule 3.3 sets forth the names of each of the officers, directors and managers of Buyer who will be identified in any applications for licenses, authorizations, consents and approvals (including, without limitation, the Regulatory Approvals and any other Governmental Authorizations) submitted by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

3.4 No Third-Party Approval or Consent. Except for the Regulatory Approvals, no consent, authorization, order or approval of, or filing or registration with, any Governmental Body or other person is required for the execution and delivery by Buyer of this Agreement and any other agreements provided herein, and the consummation by Buyer of the transactions contemplated by this Agreement and such other agreements.

3.5 No Broker’s Fees. Neither Buyer nor anyone acting on its behalf has incurred or will incur a liability or obligation to pay fees or commissions to a broker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document for which Seller could become liable. Buyer will be solely responsible for the fees and other amounts due legal counsel and other advisors engaged by Buyer in connection with the transactions contemplated by this Agreement or another Transaction Document.

3.6 Accuracy of Statements. No representation or warranty made by Buyer in this Agreement or other Transaction Document or any statement, certificate or schedule furnished to Seller pursuant to this Agreement or other Transaction Document in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.7 Sufficiency of Funds. Buyer (i) has sufficient cash, available lines of credit, or other sources of funds to enable it to pay the Purchase Price pursuant to the terms of this Agreement; (ii) has the resources and capabilities (financial and otherwise) to perform its obligations hereunder and under the Seller Note and Warrant; and (iii) has not incurred any obligation, commitment, restriction or liability which could impair adversely affect its ability to perform its obligations hereunder and under the Seller Note and Warrant.

Article 4
COVENANTS AND AGREEMENTS

The applicable Parties hereby covenant and agree as follows:

4.1 Conduct Pending Closing.

(a) From the date of this Agreement to Closing, Seller will conduct its operations and affairs diligently and only in the Ordinary Course of Business, except for actions taken with Buyer’s prior written consent necessary to prepare for the consummation of the transactions contemplated by this Agreement. Seller will exercise its commercially reasonable efforts to preserve intact the present business organization, including completing all applicable renewals and revalidations, personnel and goodwill of Seller and the Business and to comply with applicable Laws.

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(b) Until Closing, Seller will not, and will cause its Affiliates and Representatives not to, directly or indirectly: (i) enter into or continue any negotiations, discussions or Contracts contemplating or relating to the acquisition by a Person other than Buyer of all or any part of the Purchased Assets, equity securities or other securities, properties, Assets or business of Seller or the Business (regardless of the form of the transaction); (ii) take an action that could interfere with or prevent the timely consummation of the transactions contemplated by this Agreement or another Transaction Document; or (iii) except for actions taken with Buyer’s prior written consent necessary for the consummation of the transactions contemplated by this Agreement, take an action that would constitute a Restricted Event or that would be inconsistent with a representation, warranty, covenant or agreement set forth in this Agreement, as if such representation, warranty, covenant or agreement were made both before and after such action. If there is a breach of clause (i) of this Section 4.1(b) and the transactions contemplated by this Agreement are not consummated for any reason, in addition to other rights and remedies available to Buyer (which will remain available to Buyer notwithstanding anything else in this Agreement), Seller will, within three Business Days following written demand by Buyer, immediately reimburse Buyer for all fees and expenses actually paid or incurred by Buyer and its Affiliates in connection with the transactions contemplated by this Agreement, including fees of its Representatives.

(c) Buyer shall prepare and submit all applicable notices and change of ownership applications (at Buyer’s sole expense) related to the Governmental Authorizations with each applicable Governmental Body necessary to continue to operate the Business in the same manner as Seller prior to Closing. Seller shall fully cooperate with Buyer and provide any documents or information required for Buyer to complete such submissions; provided, however, that Seller will have an opportunity to review such applications (which may be redacted to protect confidential or proprietary information, as determined by Buyer in its sole discretion) in advance of filing and will be afforded reasonable access to all communications with Governmental Bodies related to such applications and related consents, notices and approvals (which may also be redacted to protect confidential or proprietary information as determined by Buyer in its sole discretion).

4.2 Access and Investigation by Buyer; Customer Meetings. From the date of this Agreement to Closing, Seller will: (a) give Buyer and its Representatives full and free access to Seller’s Books and Records, Assets and Representatives; and (b) promptly provide to Buyer and its Representatives copies of any information and documents relating to Seller, its Business or the Purchased Assets as Buyer or its Representatives may reasonably request. With the prior consent of Seller, Buyer and its Representatives will be given access to the employees and suppliers of Seller as designated by Buyer pursuant to an agreed upon protocol and format. Buyer and its Representatives will conduct themselves with respect to the access described in clause (a) above in a manner that does not unreasonably interfere with the normal operations of the Business.

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4.3 Reasonable Best Efforts; Notices.

(a) Each Party will use its reasonable best efforts to fulfill, or cause to be fulfilled, the conditions required to be fulfilled by it or him to bring about the timely consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party will give prompt notice to the other Parties of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of a Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the generality of the foregoing, Seller will promptly notify Buyer of any fact or circumstance that could constitute a breach of any of the representations and warranties in Article 2; provided, however, that any such notification will not be deemed to be part of the Disclosure Schedule for purposes of this Agreement, will not be deemed to modify or cure any breach of a representation or warranty in Article 2 or limit in any way Buyer’s rights or remedies with respect to any such breach.

(b) Each Party will use reasonable best efforts to promptly make all filings and submissions required by Law, and promptly provide any additional information requested from any Governmental Body with respect to filings or submissions. Each Party will promptly inform the other Parties of any communication, and any proposed understanding, undertaking or agreement, with a Governmental Body in connection with any filing or submission related to the transactions contemplated by this Agreement.

(c) Notwithstanding Section 4.3(b) or any other provision of this Agreement to the contrary, (i) Seller will not, without Buyer’s prior written consent, commit to any divestiture transaction or agree to any restriction on the Business, (ii) Buyer will not be required to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated by this Agreement as violating any antitrust or competition Law, and (iii) Buyer will not be required to offer, accept or agree (A) to dispose or hold separate any part of the Business, the Purchased Assets, or any other business, assets, operations or product lines of Buyer, (B) not to compete in any geographic area or line of business, or (C) to restrict the manner in which, or whether, Buyer or any of its Affiliates may carry on the Business or any other business in any part of the world.

(d) This Section 4.3 will not limit any applicable rights a Party may have to terminate this Agreement pursuant to Article 6 so long as such Party has complied in all material respects with its obligations under this Section 4.3.

4.4 Public Announcements. Following Closing, any public announcement concerning this Agreement and the transactions contemplated by this Agreement by Seller or any of its Affiliates or Representatives will be subject to the prior written approval of Buyer. Prior to Closing, no Party will make any such public announcement except as required by Law without the consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Seller Parent may make an announcement related to the signing of this Agreement and its material terms, without such approval, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case Seller shall allow Buyer reasonable time to comment on such release or announcement in advance of such issuance. The Parties will issue a joint press release for the transactions contemplated herein at Closing.

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4.5 Restrictive Covenants.

(a) Non-Competition. During the Restricted Period, Buyer will not, directly or indirectly: (i) compete or plan to compete with Seller, Seller Parent or any of their Affiliates in the business of providing healthcare or compounded pharmaceutical products or services in the ophthalmic market (the “Buyer Restricted Business”), (ii) participate in the ownership, management, financing or control of, or act as an employee, advisor, consultant or agent to, or furnish services, information or advice to, whether or not for consideration, a Person that competes or plans to compete in the Buyer Restricted Business, or (iii) take or encourage an action the purpose or effect of which is to evade the intent of this Section 4.5. Notwithstanding the foregoing, Buyer may (i) engage in the business of providing autologous serum eye drops and dispensing of commercially available non-compounded finished form FDA approved drugs or (ii) own, directly or indirectly, solely as an investment, securities of any Person if Buyer is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own twenty-five percent (25%) or more of any class of securities of such Person. The geographic scope of the foregoing covenant is the United States of America.

(b) Non-Solicitation.

(i) During the period beginning on the Closing Date and ending three (3) years after the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, (i) solicit for hire an employee of Buyer or any of its Affiliates, except pursuant to a general solicitation which is not directed specifically to any such employee, (ii) encourage, induce, seek to encourage or induce, or assist another Person to encourage, induce or seek to encourage or induce an employee, agent, independent contractor, customer, supplier or creditor of, or another Person having a business relationship with, Buyer or any of its Affiliates, to cease or adversely change its, his or her business relationship or dealings with Buyer or any such Affiliate or (iii) in any way deliberately interfere with the relationship between Buyer or its Affiliates and an employee, agent, independent contractor, customer, supplier or creditor of, or another Person having a business relationship with, Buyer or any such Affiliate.

(ii) During the period beginning on the Closing Date and ending three (3) years after the Closing Date, Buyer will not, and will cause its Affiliates not to, directly or indirectly, (i) solicit for hire an employee of Seller or any of its Affiliates, except pursuant to a general solicitation which is not directed specifically to any such employee, (ii) encourage, induce, seek to encourage or induce, or assist another Person to encourage, induce or seek to encourage or induce an employee, agent, independent contractor, customer, supplier or creditor of, or another Person having a business relationship with, Seller or any of its Affiliates, to cease or adversely change its, his or her business relationship or dealings with Seller or any such Affiliate or (iii) in any way deliberately interfere with the relationship between Seller or its Affiliates and an employee, agent, independent contractor, customer, supplier or creditor of, or another Person having a business relationship with, Seller or any such Affiliate.

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(c) Confidentiality. From the date of this Agreement and forever afterward, Seller will not, and will cause its Affiliates not to, directly or indirectly, use or disclose to another Person any proprietary, secret or confidential information of or relating to the Business or Buyer or any of its Affiliates, other than such information that: (i) enters the public domain through no fault of Seller or any of its Affiliates; or (ii) is required by legal process or other applicable Law to be disclosed. If Seller or any of its Affiliates is required by legal process or other applicable Law to disclose such information, then Seller (or, if applicable, its Affiliate) will provide Buyer notice thereof a reasonable time before complying with the disclosure requirement so that Buyer (or, if applicable, its Affiliate) may seek an appropriate protective order, and Seller (as applicable) will (and, if applicable, will cause its Affiliates to) cooperate with the efforts of Buyer (or, if applicable, its Affiliate) to obtain the protective order.

(d) In the event of any breach or violation by Seller, Buyer or any of their respective Affiliates of any of the covenants set forth in this Section 4.5, the time period of such covenant will be tolled until such breach or violation is resolved. If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope is too broad, the restrictive time period will be deemed to be the longest period and the geographic coverage and scope will be deemed to comprise the largest coverage and scope, in either instance, as is permissible under applicable Law. It is the Parties’ intent, and a critical inducement to the Parties entering into this Agreement and the Transaction Documents and consummating the transactions contemplated hereby and thereby, and thus the Parties agree that the time period and the geographic coverage and scope of the covenants set forth in this Agreement are reasonable and necessary. If Seller, Buyer or any of their respective Affiliates breaches or Threatens to breach any of the foregoing covenants, the non-breaching Party and its Affiliates will be entitled to: (i) seek and receive specific performance and any other requested injunctive and other equitable relief in any court of competent jurisdiction, without the requirement of posting a bond or other security or proving the lack or inadequacy of a remedy at Law; and (ii) require such breaching Person to account for and pay over to the non-breaching Party any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the provisions of this Section 4.5, in each case in addition to other rights and remedies that may be available under applicable Law or otherwise.

4.6 Further Assurances; Cooperation. Following Closing: (a) each Party will take such additional actions, execute and deliver such additional documents and do such other acts and things as another Party may reasonably request for the purpose of carrying out and documenting the intent of this Agreement and the other Transaction Documents; (b) Seller will reasonably cooperate with Buyer in its efforts to continue and maintain the relationships of Seller existing prior to Closing, including relationships with lessors, Governmental Bodies, customers, suppliers, employees, independent contractors, creditors and others; (c) Seller will not take any action that could tend to diminish the value of a Purchased Asset or the Business or that could interfere with the operation of the Business; and (d) Seller will not, and will cause its Affiliates not to, directly or indirectly, make or publish a negative or disparaging comment or remark regarding the Business, the Purchased Assets, Buyer or its Affiliates.

4.7 Tax Matters.

(a) Transfer Taxes. Any Taxes payable by reason of transfer and conveyance of the Purchased Assets will be paid entirely by Seller, and Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any and all Losses arising out of or relating to or resulting from the failure by Seller to timely pay such Taxes. Seller shall prepare and file all necessary Tax Returns and other documentation with respect to all such transfer Taxes as may be necessary to comply with the laws and regulations relating to such sales, use and/or transfer Taxes.

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(b) Indemnification. Seller hereby agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any and all Losses arising out of or relating to or resulting from: (i) all Taxes (or the non-payment thereof) of Seller, or relating or arising out of the operation of the Business, for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period (such Taxes, “Pre-Closing Taxes” and such period, “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, combined or unitary group of which Seller is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign Law, and/or (iii) any Taxes of any other Person for which the Buyer Indemnified Parties or any of Seller is or may become liable as a transferee in equity or in law or by contract which Taxes relate to an event or transaction occurring on or before the Closing Date. For purposes of this Section 4.7(b), in the case of any Straddle Period, the determination of the amount of any Taxes based on or measured by income, receipts, or payroll for the Pre-Closing Tax Period shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date. Items of income, gain, deduction, loss or credit of Seller for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of Seller were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. The determination of the amount of any other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be made by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Tax Clearance Certificate. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

(d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 4.7(a);

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(ii) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 4.7(d) and, in connection therewith, provide the other Party with any necessary powers of attorney;

(iii) cooperate fully, as and to the extent reasonably requested by the other Party, in preparing for and defending any audits of, or disputes with Taxing authorities regarding, any Tax Returns of Seller;

(iv) make available to the other Party, and to any Taxing authority as reasonably requested, all information, records, and documents relating to Taxes of Seller;

(v) furnish the other Party with copies of all correspondence received from any Taxing authority in connection with any Tax Proceeding, audit or information request; and

(vi) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be reasonably relevant to any such Tax Returns or audits, provided that such records and information are not required to be retained for a period in excess of seven (7) years from the close of taxable year to which such information may be relevant.

(e) Tax Proceedings and Audits.

(i) Notwithstanding anything to the contrary herein, Seller shall exclusively control (at their own expense) the contest of the portions of any audits, disputes, administrative, judicial or other Proceedings relating to income Taxes of Seller for the portion through the end of the Closing Date of any Straddle Period; provided, however, that Seller may not settle any such claim without the consent of Buyer, which shall not be unreasonably withheld or delayed.

(ii) Notwithstanding anything to the contrary herein, Seller and Buyer shall jointly control (each at its own expense) the contest of the portions of any audits, disputes, administrative, judicial or other Proceedings relating to Taxes other than income Taxes of Seller for the portion through the end of the Closing Date of any Straddle Period, and neither Seller nor Buyer may settle such claim without the consent of the other Party, which shall not be unreasonably withheld or delayed.

(iii) For the avoidance of doubt, Buyer shall control (at Seller’s expense) the contest of the portion of any audits, disputes, administrative, judicial or other Proceedings relating to the Taxes of Seller for the portion of any Straddle Period beginning after the Closing Date and all periods beginning after the Closing Date.

(f) Tax Returns.

(i) Seller shall timely file or cause to be timely filed when due all Tax Returns that are required to be filed by or with respect to Seller on or prior to the Closing Date and such Tax Returns shall be filed in a manner consistent with past practice (to the extent in compliance with applicable law) and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in preparing and filing similar Tax Returns (unless otherwise required by applicable law). In each case, Seller shall remit any Taxes due in respect of such Tax Returns.

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(ii) Subject to Section 4.7(a), Buyer shall timely file or cause to be timely filed when due all Tax Returns that are required to be filed by or with respect to Seller after the Closing Date.

(g) Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts payable to Seller under this Agreement or any other Transaction Document such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax law and shall timely remit to the appropriate Taxing authority any and all amounts so deducted or withheld. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Taxing authority by Buyer in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the applicable Seller in respect to which such deduction and withholding was made. To the extent required in connection with any withholding Taxes or obligations, or any applicable exemption therefrom with respect to the Transactions or the payment of the Purchase Price, Seller shall promptly provide documentation or certification reasonably requested by Buyer.

4.8 Payments Received. After Closing, Seller will hold and promptly remit to Buyer any cash, checks (with appropriate endorsements) or other property received by Seller following Closing which are included among the Purchased Assets or properly belongs to Buyer under this Agreement. Buyer may, upon reasonable notice, audit the Books and Records of Seller to ensure compliance with this Section 4.8. From and after Closing, Buyer may endorse the name of Seller on any check or other evidences of indebtedness received on account of any Purchased Asset.

4.9 Names. From and after the date of this Agreement, Seller will cease to use the trade names included among the Purchased Assets, any derivations thereof and any names confusingly similar to any of the foregoing, except in connection with Tax Returns and for similar purposes relating to periods prior to Closing. Within ten (10) days following Closing, Seller will take all necessary actions, including the filing of any documents to no longer use the name “Park Compounding”in any trade related materials.

4.10 Employee Matters; Benefit Plans.

(a) Seller will reasonably assist Buyer and its Affiliates in their efforts to hire the employees of Seller identified by Buyer, and Seller will not attempt to retain any such employees or encourage them to accept employment with another Person. Buyer may, at its option, offer employment to any of the employees of Seller pursuant to a protocol agreed to by the Parties, such employment to commence immediately after Closing. Subject to applicable Law, Seller will furnish to Buyer and its Representatives such information in Seller’s personnel files as Buyer may reasonably request in connection with determining whether to offer employment to such employees. Seller will use reasonable efforts to assist Buyer in encouraging all employees of Seller who receive an offer of employment from Buyer or its Affiliates to accept such offer on the terms and conditions offered by Buyer or such Affiliate. Those employees of Seller that accept employment with Buyer or its Affiliates will be referred to as “Transferred Employees.”

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(b) Seller will comply with all WARN Act requirements, if applicable, and terminate all employees (including but not limited to Transferred Employees) prior to the Closing. Seller will be responsible for all Losses relating to or arising out of the employment, engagement, remuneration or cessation of employment of Seller’s employees hired by Buyer or its Affiliates immediately after Closing (and the dependents of such individuals) with respect to all periods prior to Closing, except to the extent any such Losses are included among the Assumed Liabilities. Seller will pay each Transferred Employee’s earned or accrued wages, salary, commission, bonus, vacation pay, paid time off and other employee compensation and benefits related to his or her employment with Seller for all periods through Closing in a timely fashion and not later than the date such payment is required by Law or the provisions of Seller Benefit Plan or Contract under which such compensation is or becomes duly payable, except, in each case, to the extent such obligations are included among the Assumed Liabilities. Seller will be responsible for payment of all wages, salary, commission, bonus, vacation pay, paid time off and other employee compensation and benefits related to employment with Seller for all periods, before, on, and, if any, after Closing, with respect to the employees of Seller who are not hired by Buyer or any of its Affiliates.

(c) Neither Buyer nor any of its Affiliates will assume, or be deemed to have assumed, Seller Benefit Plan.

(d) No provision in this Section 4.10 will (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or otherwise alter the at-will nature of any employment relationship or (iii) constitute or be deemed to constitute an amendment to any Employee Benefit Plan sponsored or maintained by Seller, Buyer or any of their respective Affiliates.

4.11 Interim Financials. As promptly as practicable following each calendar month between the date of this Agreement and the Closing Date, Seller will deliver to Buyer periodic financial reports in the form that is consistent with the Financial Statements concerning the Business and, if available, unaudited statements of the financial position of the Business as of the last day of such calendar month and statements of income of the Business for the calendar month then ended. Seller covenant that such interim statements (a) will present fairly the financial condition of the Business and Seller as of their respective dates and the related results of their respective operations for the respective calendar month then ended and (b) will be prepared on a basis consistent with prior interim periods.

4.12 Discharge of Excluded Liabilities. Seller will timely discharge, or make adequate provisions for the timely discharge of, the Excluded Liabilities and other liabilities and obligations of Seller under this Agreement and the Transaction Documents.

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4.13 Certain Assigned Contracts. To the extent that any Assigned Contract is not capable of being assigned to Buyer at Closing without the consent, waiver, confirmation or agreement of the other party thereto or any other Person which, in any case, has not been obtained, or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law, neither this Agreement nor any other Transaction Document will constitute an assignment or an attempted assignment of such Assigned Contract. If any Assigned Contract is not transferred to Buyer at Closing because a required third-party consent, waiver, confirmation or agreement has not been obtained, then this Agreement and the other Transaction Documents will constitute an equitable assignment by Seller to Buyer of all of Seller’s rights, benefits, title and interest in and to such Assigned Contract, to the extent permitted by Law, and Buyer will be deemed to be Seller’s agent for the purpose of performing, fulfilling and discharging Seller’s rights and obligations arising after the Closing Date under such Assigned Contract. In furtherance of the foregoing, following Closing, until the completion of the transfer of all Assigned Contracts to Buyer, Seller will, and they will cause their respective Affiliates to, (i) provide to Buyer the benefits of each Assigned Contract, (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Buyer, (iii) enforce, at the request of Buyer and for the account of Buyer, any rights of Seller arising from or related to such Assigned Contracts and (iv) promptly pay over and remit to Buyer without consideration any payments or other rights or benefits received by Seller or its Affiliates with respect to any such Assigned Contracts.

4.14 Prorations. All Proration Items that relate, in whole or in part, to periods on or prior to the Closing Date will be apportioned as of the Closing Date. The net amount of all Proration Items will be settled, if practicable, within 90 days following Closing. In the event that the amount of any of the Proration Items is not then known by Buyer and Seller, the proration will be made based upon the amount of the most recent cost of such Proration Item to Seller. Thereafter, Buyer and Seller each will provide to the other written notice, within ten (10) days after receipt, of each invoice relating to any Proration Item so estimated. Within ten (10) days thereafter, Buyer or Seller, as applicable, will make any payment to the other that is necessary to true up any proration based on the actual invoice.

4.15 Prescription Files. On the Closing Date, Seller will deliver the Prescription Files to Buyer, in an electronic format reasonably acceptable to Buyer in accordance with all applicable state and federal pharmacy regulations. Prior to the Closing Date, to the extent permitted by applicable Law, Seller will afford promptly to Buyer and its agents access to the Prescription Files (with an opportunity to make copies), during normal business hours and upon reasonable notice to Seller.

4.16 Data Transfer Requirements. Not less than ten (10) days prior to the Closing Date, Buyer and Seller will have agreed to a final approach for the conversion of Prescription Files (including e-commerce Prescription Files), such Prescription Files will have been converted in accordance with such agreed final approach, and a user interface test with respect to patient outreach, prescription transfer and transfer of prescription images will have been performed by Buyer and Seller immediately after such conversion, which test will have produced results reasonably acceptable to Buyer.

4.17 Controlled Substances Inventory. To the extent required by applicable Law, including United States Drug Enforcement Administration regulations, in connection with the transactions contemplated by this Agreement, Seller will undertake and deliver to Buyer, immediately prior to the Closing Date, an inventory of “controlled substances” located each location owned or leased by Seller or used by Seller used in connection with the Business.

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4.18 HIPAA Privacy Standards.

(a) After the Closing Date, (i) Buyer will make the Prescription Files available for access and amendment to applicable Persons in accordance with HIPAA and other applicable Laws and (ii) Seller will respond, in accordance with HIPPA, to requests from applicable Persons for accounting of disclosure of protected health information for periods prior to the Closing Date.

(b) Buyer will maintain the Prescription Files and all protected health information transferred by Seller in accordance with HIPAA security standards governing electronic protected health information.

Article 5
CONDITIONS TO OBLIGATION TO CLOSE

5.1 Conditions to Obligation of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or before Closing, as applicable, of each of the following conditions (any of which may be waived in writing by Buyer in its sole discretion, in whole or in part):

(a) Without regard to any reference to “Material Adverse Effect” or other materiality qualification contained therein, the representations and warranties set forth in Article 2, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made again on the Closing Date (except for a representation or warranty made as of a specific date or for a particular period, the accuracy of which will be determined as of such specific date or for such particular period) in all material respects;

(b) Seller must have performed and complied with, in all material respects, its covenants, agreements and obligations under each Transaction Document required to be performed or complied with before Closing;

(c) Seller must have delivered to Buyer, in form reasonably acceptable to Buyer: (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied and (ii) each of the Closing deliveries set forth in Section 1.7(b);

(d) There must not be a Proceeding or Order pending or Threatened or a Law in effect that would prevent the consummation of the transactions contemplated by this Agreement or another Transaction Document or that would be reasonably likely to result in Losses with respect to Buyer, the Business or any Purchased Asset if the transactions contemplated by this Agreement or the other Transaction Documents were consummated;

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(e) No Material Adverse Effect must have occurred or be reasonably likely to occur following Closing;

(f) All licenses, authorizations, consents and approvals by any Person, including the Regulatory Approvals and any other Governmental Authorizations or consents under Assigned Contracts (including without limitation, all URAC accreditations) that are necessary for the consummation of the transactions contemplated by this Agreement or any other Transaction Document must have been received, in forms reasonably acceptable to Buyer, and be in full force and effect;

(g) Seller must have delivered to Buyer a certificate of non-foreign status pursuant to Treasury Regulations §1.1445-2(b) from Seller certifying that Seller is not a foreign person subject to withholding under Code Section 1445 and the Treasury Regulations promulgated thereunder; and

(h) All required filings, declarations and notices of, with or to any Person must have been timely and properly made or given and be in full force and effect.

5.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to take the other actions required to be taken by Seller at Closing is subject to the satisfaction, at or before Closing, as applicable, of each of the following conditions (any of which may be waived in writing by Seller in its sole discretion, in whole or in part):

(a) The representations and warranties set forth in Article 3, individually and collectively, must be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date;

(b) Buyer must have performed and complied with, in all material respects, its covenants, agreements and obligations under this Agreement required to be performed or complied with prior to Closing;

(c) Buyer must have delivered to Seller, in forms reasonably acceptable to Seller: (i) a certificate dated as of the Closing Date certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied; and (ii) each of the Closing deliveries set forth in Section 1.7(a); and

(d) There must not be an Order entered or a Law enacted since the date of this Agreement that would prevent the consummation by Seller of the transactions contemplated by this Agreement or another Transaction Document.

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Article 6
TERMINATION

6.1 Termination Events. This Agreement may be terminated upon mutual written consent of Buyer and Seller or by written notice given before or at Closing:

(a) By Buyer, on one hand, or Seller (acting through Seller), on the other hand, if a breach of a representation, warranty, covenant or agreement in this Agreement has been committed by the other that constitutes a failure of a condition contained in Article 5 if such breach occurred immediately prior to Closing and such breach has not been waived or cured to the reasonable satisfaction of the non-breaching Party within ten (10) days following the delivery of written notice of such breach;

(b) By Buyer, on one hand, or Seller (acting through Seller), on the other hand, if Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement or such Party’s Affiliate to comply fully with his or its, as applicable, obligations under this Agreement) on or before August 26, 2019 or such later date as Buyer and Seller may agree in writing; or

(c) At any time by Buyer, on one hand, or Seller (acting through Seller), if (i) a Governmental Body has issued a final non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) a Law is enacted following the date of this Agreement preventing the consummation of the transactions contemplated by a Transaction Document.

6.2 Effect of Termination. The right of termination provided in Section 6.1 is in addition to any other rights and remedies a Party may have under this Agreement, applicable Laws or otherwise, and the exercise of a right of termination will not be deemed an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties to consummate the transactions contemplated by this Agreement and all obligations of the Parties under this Agreement will terminate; provided, however, that the obligations set forth in the last sentence of Section 4.1(b), this Section 6.2 and in Section 9.7, will survive any such termination; and provided further, that if this Agreement is terminated by a Party because of a breach of this Agreement by another Party or such other Party’s Affiliate or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of a failure of another Party or such other Party’s Affiliate to comply with its obligations under this Agreement, the terminating Party’s right to pursue all available rights and remedies will survive termination.

Article 7
INDEMNIFICATION

7.1 Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, its Affiliates and their respective Representatives (“Buyer Indemnified Parties”), and will reimburse Buyer Indemnified Parties, for all Losses arising from or relating to (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, (b) a breach of or failure to perform any of Seller’s covenants or agreements in this Agreement, (c) an Excluded Liability or Excluded Asset, (d) Seller Transaction Expenses and (e) any Existing Litigation.

7.2 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller and its Affiliates and their Representatives (“Seller Indemnified Parties”), and will reimburse Seller Indemnified Parties, for all Losses arising from or relating to (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, (b) a breach of or failure to perform any covenant or agreement of Buyer in this Agreement, and (c) a Purchased Asset or Assumed Liability.

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7.3 Certain Indemnification Provisions.

(a) Deductible. Seller will not have any liability under this Article 7 until the aggregate amount of Losses incurred or suffered by Buyer Indemnified Parties arising under this Article 7 exceeds $250,000 (the “Deductible”), at which time the indemnified party will be entitled to indemnification only for the amounts exceeding the Deductible; provided, however, that the Deductible will not apply to, and there will be first dollar indemnity for, all Losses arising from or relating to any inaccuracy in or breach of Sections 2.1, 2.11, 2.15, 3.1, 3.2, 3.4, or 3.5 (collectively, the “Fundamental Representations”), any Existing Litigation or an event of fraud, willful misconduct or intentional breach (collectively, the Excluded Claims”).

(b) Cap. The aggregate maximum liability of Seller under this Article 7, excluding any Losses arising from or relating to any Excluded Claim, will not exceed $1,000,000 (the “Cap”). The aggregate maximum liability of Seller for Losses arising under this Article 7, including any Losses from or relating to any Excluded Claim, shall be the Purchase Price.

(c) Loss Calculation. For purposes of calculating Losses under this Article 7, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) Payments by an Indemnifying Party pursuant to Section 7.1 or Section 7.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 7.1 or Section 7.2 in respect of any Losses shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Losses by the Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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(h) Seller shall not be liable under this Article 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

7.3 Indemnification Procedures.

(a) Third-Party Proceedings.

(i) Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of a Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 7, give notice to the Indemnifying Party of the commencement of such Proceeding specifying with reasonable particularity (to the extent that such information is available) the factual basis for the indemnity claim and the amount of the indemnity claim if known. Any delay in providing such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party, except to the extent that the defense of such action was materially and irreparably prejudiced by the delay.

(ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, subject to subsection (a)(iii) below, to the extent that it wishes and can demonstrate its financial capability to assume and diligently pursue such defense and the resolution thereof, to assume the defense of such Proceeding with counsel of its choice reasonably satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense, it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs incurred in investigation and providing requested assistance. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification hereunder and (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (1) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within twenty (20) days, or such lesser period of time as required to meet any deadline for a response, properly exercise its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement thereof reasonably effected by the Indemnified Party.

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(iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that (A) a Proceeding may adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (B) there are defenses available to it that may be unavailable to, or inconsistent with or contrary to the interests of the Indemnifying Party or (C) a Proceeding may result in Losses which would reasonably be expected to exceed the Cap, the Indemnified Party may, by notice to the Indemnifying Party, retain the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will reserve the right to contest indemnification with respect to any determination, compromise or settlement of such Proceeding effected without its consent (which consent will not be unreasonably withheld, delayed or conditioned).

(iv) Except to the extent it would cause a waiver of a privilege, each Party will make available to the other Parties and the other Parties’ Representatives all of its or his Books and Records relating to a third-party Proceeding, and each Party will render to the other Parties assistance as may be reasonably required to ensure the proper and adequate defense of such third-party Proceeding.

(v) Each Party hereby consents to the non-exclusive jurisdiction of any court or other forum in which a Proceeding is brought by a Person not a Party to this Agreement against any Indemnified Party for purposes of litigating a claim that an Indemnified Party may have under this Agreement against an Indemnifying Party with respect to such Proceeding or the matters alleged therein (including its right to indemnification).

(b) Other Claims. A claim for indemnification for any matter not involving a third-party Proceeding must be asserted by written notice to the Party or Parties from whom indemnification is sought, identifying the matter for which identification is sought, the estimated amounts of the claim if then calculable and the basic facts underlying the claim to the extent then known.

7.5 Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 7 will be accounted for as an adjustment to the Purchase Price to the extent permitted under applicable Law.

7.6 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements made by any Party in this Agreement or another Transaction Document will survive Closing. The representations and warranties set forth in Article 2 and Article 3 will survive for twenty four (24) months following the Closing Date; provided, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitation. Any claim for indemnification under Article 7 with respect to a breach of a representation or warranty set forth in Article 2 or Article 3 will toll the applicable survival period of such representation or warranty as it relates to such claim and any related claim.

7.7 Exclusive Remedies. Subject to Section 9.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12.

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Article 8
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Article 8:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Assets” means all of the rights and assets of Seller.

“Assigned Contracts” mean those Contracts of Seller set forth on Exhibit 8.1.

“Balance Sheet” means the balance sheet of Seller included in the Financial Statements.

“Balance Sheet Date” means the date of the Balance Sheet.

“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, reports, records of sales, price calculation reports, customer and supplier lists, files, and Contracts and Organizational Documents.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“CHAMPUS/TRICARE” means the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), which is now known as TRICARE.

“Change of Control”means, with respect to Buyer or Seller: (a) a sale of all or substantially all of the assets of Buyer or Seller, as applicable; (b) the acquisition of more than 50% of the voting power of the outstanding securities of Buyer or Seller, as applicable, by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the stockholders of record of Buyer or Seller, as applicable, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the outstanding stock of Buyer or Seller, as applicable) hold at least 50% of the voting power of the surviving or acquiring entity; or (c) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of Buyer or Seller, as applicable.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

“Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Current Assets” means the current assets of the Business included in the line items set forth on Exhibit 1.4 and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Exhibit 1.4 and only to the extent assumed pursuant to the terms of this Agreement.

“EEOC” means United States Equal Employment Opportunity Commission.

“Employee Benefit Plan” means any “employee pension benefit plan” or “employee welfare benefit plan” as defined under ERISA (whether or not subject to ERISA), and any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for payments subject to Section 409A of the Code, bonuses, commissions, pensions, profit-sharing, stock options, stock purchase rights, restricted stock, phantom stock, deferred compensation, Insurance relating to accidents, health or sickness, retirement benefits, vacation, severance, disability, compensation, employee assistance or counseling, educational assistance, §125/cafeteria/flexible benefits, adoption assistance, group legal, fringe benefit or payroll practice of any nature, covering any current or former (including retired) employees of a Person or under which such Person has any remaining liability or obligation, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

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“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means any and all soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life or any other environmental medium or natural resource.

“Environmental Claim” means any written notice, Proceeding, Order, lien, fine, obligation, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence or Release of, or exposure to, any Hazardous Substances at or from the Leased Real Property or shipped from the Leased Real Property; (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any environmental Governmental Authorization of Seller; or (c) ownership, lease, operation or use of the current or former Assets of the Business or the operation of the Business.

“Environmental Law” means any applicable Law, Order or binding agreement with any Governmental Body and any guidance and policy published by a Governmental Body as they exist as of the Closing and in the future: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (b) concerning the presence of, exposure to or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of actual or suspected Hazardous Substances or property damage, natural resources damage or personal injury caused by any Hazardous Substances. The term “Environmental Law” includes the following, including their implementing regulations and any state or local analogs, all as amended: CERCLA; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right-to-Know Act or 1986, 42 U.S.C. §§ 1101 et seq.; the Clean Air Act of 1966, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 652 et seq.

“Environmental Liability” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising from or relating to any violation of or liability or obligation under any Environmental Law or any Environmental Claim with respect to acts or omissions having occurred, or conditions in existence, on or before the Closing Date with respect to the continuation of such conditions, acts, omissions or their consequences after the Closing Date, including: (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, Occupational Safety and Health Law violations and regulation of chemical substances or products); and (b) any responsibility for response costs, natural resource damages, corrective action or actions to achieve compliance, including any cleanup, removal, containment or remediation or response action under applicable Environmental Law or Occupational Safety and Health Law (whether or not such cleanup has been ordered or requested by any Governmental Body or any other Person). The terms “removal,” “remedial,” and “response action” include the types of activities covered by CERCLA.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any duly promulgated regulations and rulings thereunder.

“ERISA Affiliate” means any member of a controlled group of corporations under Section 414(b) of the Code of which Seller is or was a member, and any trade or business (whether or not incorporated) who is or was under common control with Seller under Section 414(c) of the Code, and all other entities which together with Seller is or was prior to the date hereof treated as a single employer under Section 414(m) or 414(o) of the Code.

“GAAP” means United States generally accepted accounting principles as consistently applied.

“Governmental Authorization” means any approval, consent, franchise, license, permit, registration, order, certificate, accreditation, variance, waiver or other authorization or similar right issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, including all pending applications therefor or renewals thereof.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority; (f) organization or association that sponsors, authorizes or conducts any arbitration proceeding; (g) any for-profit or non-profit accreditation agencies; or (h) any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is subject to regulation under any Law relating to or protecting the Environment, including any petroleum and petroleum-derived and refined petroleum products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, hazardous wastes, hazardous waste constituents, urea formaldehyde insulation, polychlorinated biphenyls and CERCLA hazardous substances.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

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“Indebtedness” means with respect to Seller any of the following: (a) obligations for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, except trade payables incurred in the Ordinary Course of Business; (d) obligations to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument; (e) capitalized lease obligations; (f) other obligations which would be required to be shown as indebtedness on a balance sheet prepared in accordance with GAAP; and (g) indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by Seller or secured by any of the Purchased Assets, whether or not such indebtedness has been expressly assumed by Seller.

“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, health, director and officer liability and other forms of insurance, owned, maintained or insuring any part of Seller, the Business, a Purchased Asset or employees of Seller.

“Intellectual Property Assets” means all: (a) United States and foreign trademark rights, business identifiers, trade dress, service marks, trade names and brand names, United States and foreign registrations and applications therefor and all goodwill associated with the foregoing; (b) United States and foreign copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship (including databases, software and mask works); (c) United States and foreign patents and patent applications, and all proprietary rights associated therewith; (d) inventions, mask works, mask work registrations, know-how, bills of material, discoveries, improvements, designs, trade secrets, confidential business information, and shop and royalty rights; (e) employee covenants and Contracts respecting intellectual property including invention rights, noncompetition, confidentiality and license Contracts; (f) internet domain names and websites; (g) computer software and firmware (including code, databases, user interfaces and documentation); and (h) other types of intellectual property rights and other intangible assets.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means a Person’s actual awareness following reasonable inquiry of each employee and agent of such Person who would reasonably be expected to have knowledge of a particular fact, circumstance or other matter.

“Law” or “Laws” means any federal, state, local, municipal, foreign, international, multinational or constitution law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule or treaty.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, indirect, or special damages, lost profits or any damages or liability based on a multiple of profits, multiple of cash flow or similar valuation methodology, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

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“Material Adverse Effect” means a change, event or circumstance the effect of which, individually or in the aggregate, is both material and adverse to the property, business, operations, assets (tangible and intangible), financial condition, results of operation or prospects of the Business.

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13D-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or capital stock or other equity interests or securities representing at least 20% of the outstanding equity or equity interests in a Person.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Occupational Safety and Health Law” means any Law and any program or any Governmental Body designed to regulate or provide safe and healthful working conditions and to reduce occupational safety and health hazards, illness, disease, etc.

“OFAC List” means a list compiled by the Office of Foreign Asset Control, an office of the United States Department of Treasury.

“Order” means any award, decision, injunction, decree, consent decree, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the usage of trade prevailing in the industry in which the Business operates and in accordance with Seller’s historical and customary day-to-day practices with respect to the activity in question.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization, operating agreement or similar governing documents, as amended, and all minute books and stock record books.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Payment Programs” means Governmental Programs and Private Programs.

“Pension Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multi-Employer Plan, that is covered by Title IV of ERISA and that either: (a) is maintained or contributed to by Seller and/or any of its ERISA Affiliates for employees of Seller; or (b) has at any time preceding the date hereof, been maintained or contributed to by Seller and/or any of its ERISA Affiliates for employees of Seller.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

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“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Pre-Closing Taxes” means: (a) all Taxes of Seller for all Pre-Closing Periods; (b) all Taxes of Seller for all Pre-Closing Straddle Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law; and (d) all Taxes of any Person (other than Seller) imposed on Seller as a transferee or successor, by contract or pursuant to any Law, as a result of an event or transaction occurring on or prior to the Closing Date.

“Prescription Files” mean, with respect to Seller and the Business, all: (a) electronic, hard copy (and electronic images thereof) and faxed prescriptions (and electronic images thereof); (b) prescription files and records; (c) customer lists and patient profiles, including refill history, status reports, insurance coverages, and clinical and customer service notes and references; (d) files and records maintained electronically, including authentication credentials and other relevant information; (e) files and records of all “active patients” (including e-commerce customers) that received a prescription from the Business in the twelve (12) months prior to the Closing; and (f) files and records of patients that the Business is required to retain for a specific period in accordance with applicable Law.

“Private Programs” means any third-party payor (other than a Governmental Program) with which Seller, with respect to the Business, has a contract to provide services and to receive payment for such services.

“Proceeding” means any action, arbitration, written charge, written claim, written complaint, challenge, dispute, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Proration Items” means real and personal property Taxes, utility charges (including water, sewer, electric and gas), maintenance charges, rental or lease payments, equipment charges, charges under service Contracts including among the Assigned Contracts, and similar expenses related to the Purchased Assets.

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“Related Person” means with respect to a natural Person: (a) each other member of such Person’s family; (b) any Person who is directly or indirectly controlled by any one or more members of such Person’s family; (c) any Person in which members of such Person’s family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such Person’s family serves as a director, officer, partner, manager, managing member, executor or trustee (or in a similar capacity). For purposes of this definition, the “family” of a natural Person includes (i) the natural Person; (ii) his or her spouse; (iii) any other natural Person who is related to the natural Person or his or her spouse within the second degree; and (iv) any other natural Person who resides with such natural Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration in any part of the environment of Hazardous Substances.

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Event” means, with respect to Seller: (a) except in the Ordinary Course of Business or pursuant to existing Contracts, paying any bonus to or increasing the salary or other compensation of any director, officer, manager, employee or agent; (b) adopting or increasing payments to or benefits under any Employee Benefit Plan; (c) incurring or suffering any labor dispute or disturbance, other than routine individual grievances that are not material to the Business; (d) entering into, terminating or receiving notice of termination of any Government Authorization, license, royalty, noncompetition, joint venture, credit or other Contract or transaction that involves a total remaining commitment of more than $50,000; (e) selling, leasing, licensing or otherwise disposing of any material asset, or incurring or suffering any Encumbrance on any property or asset; (f) canceling or waiving any claim or right, or writing down or writing off any accounts or notes receivable, in each case with a value in excess of $50,000; (g) changing any accounting method or principle; (h) failing to cause any uncontested liability or obligation in excess of $50,000 to be paid or satisfied when the same becomes due; (i) making any capital expenditure in excess of $50,000; (j) incurring or suffering material damage to or destruction or loss of any of any material asset, whether or not covered by Insurance; (k) taking any action, or failing to act, other than in the Ordinary Course of Business; (l) failing to timely pay any supplier or other creditor in the Ordinary Course of Business; (m) licensing, selling or transferring any Owned Intellectual Property Assets; (n) amending or modifying any Contract set forth on the Disclosure Schedule or entering into any Contract that would be required to be set forth on the Disclosure Schedule if such Contracts was entered into immediately prior to the signing of this Agreement; (n) entering into a Contract or making a binding commitment to do any of the foregoing; (o) terminating, or permitting the termination or expiration of, any existing pharmacy license, permit, registration or certification, Medicare or Medicaid provider number or any other Governmental Authorization; (p) executing, modifying or canceling any Contract with a third-party payor; or (q) agreeing to or executing any settlement agreement or corporate integrity agreement with any Governmental Body, including the Office of Inspector General of the United States Department of Health and Human Services.

“Restricted Period” means, with respect to Buyer or Seller, the period beginning on the Closing Date and ending on the earlier of (a) five (5) years after the Closing Date or (b) the occurrence of a Change of Control with respect to Buyer or Seller, as applicable.

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“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored, co-sponsored, maintained or contributed to by Seller or an ERISA Affiliate of Seller or covering an employee of Seller.

“Seller Transaction Expenses” means all fees, expenses and Losses incurred by or on behalf of Seller in connection with the negotiation, preparation or execution of this Agreement, another Transaction Document or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby, including (a) brokers’ or finders’ fees, (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other Representatives, (c) all bonuses, compensation or other payments to employees of Seller relating to the transactions contemplated by this Agreement or another Transaction Documents and (d) any assignment or transfer fees payable in connection with the assignment of the Assigned Contracts from Seller to Buyer.

“Seller’s Knowledge” means the Knowledge of each of the individuals set forth on Exhibit 8.3.

“Seller Parent” means Harrow Health, Inc., a Delaware corporation.

“Social Security Act” means the Social Security Act of 1935, as amended, and the regulations promulgated thereunder.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, value-added tax, sales tax, use tax, property tax, business tax, license tax, payroll tax, employment tax, social security tax, unemployment tax, severance tax, environmental tax, gift tax, estate tax, franchise tax, net worth tax, escheat or unclaimed property tax, excise tax and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee or any related charge or amount (including any fine, penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing or tax-indemnity Contract or any other Contract relating to the sharing of payment of any tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return” means any return (including any information return), declaration, claim for refund, report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Threatened” means, as to any Proceeding or other matter, that a demand or statement has been made (orally or in writing), a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a Proceeding or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

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“Transaction Documents” means this Agreement, the Transition Services Agreement and all other Contracts to be executed and delivered by any Party or any of his or its Affiliates or Representatives in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” means: (a) the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.; and (b) any state “mini” Warn Act.

“Warranty Deed” means a general warranty deed, in form and substance acceptable to Buyer, duly executed and acknowledged in recordable form by Seller, for the purpose of conveying the Owned Real Property to Buyer.

Article 9
MISCELLANEOUS

9.1 Binding Effect; Benefits; Assignment. All of the provisions of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against that Party and its successors and authorized assigns. Except (a) as otherwise expressly provided in this Agreement or another Transaction Document or (b) from the provisions in Article 7 which is intended to be for the benefit of, and will be enforceable by, each Buyer Indemnified Party and Seller Indemnified Party, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any Person other than the signatories thereto any rights or remedies under or by reason of this Agreement or such other Transaction Document. No Party will assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the other Parties to this Agreement or other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Documents to (a) one or more of its Affiliates or (b) any Person providing funded debt to Buyer or any Affiliate.

9.2 Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, term sheets, letters of intent, exclusivity agreements, and other arrangements and understandings relating to the subject matter hereof and thereof.

9.3 Amendment and Waiver. This Agreement may be amended, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce the same or a different provision. No waiver by any Party of any condition or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of the same or any other breach or provision of this Agreement.

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9.4 Governing Law. This Agreement will be governed by and construed in accordance with the Law of the State of Delaware as applicable to Contracts made and to be performed in the State of California, without regard to conflicts of laws principles.

9.5 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given on the day of delivery if delivered by hand, on the day of transmission if sent by facsimile with confirmation (or on the next Business Day if not sent on a Business Day), on the first Business Day following deposit with a nationally recognized overnight mail service, delivery charges prepaid, or on the third Business Day following first class mailing, with postage prepaid:

If to Buyer:	with a copy to:

Noice Rx, LLC

If to Seller:	with a copy to:

Harrow Health, Inc.	Quarles & Brady LLP
12264 El Camino Real, Suite 350	Renaissance One, Two N. Central Ave.
San Diego, California 92130	Phoenix, Arizona 85004
Attention: Andrew Boll	Attention: Kevin Walsh

A Party may change its or his address, telephone number or facsimile number by prior written notice to the other Parties provided in accordance with this Section 9.5.

9.6 Counterparts. This Agreement may be executed by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute a single instrument.

9.7 Like Kind Exchange. Seller or one of its Affiliates may wish to sell or purchase a portion or all of the Purchased Assets and other assets to be sold under this Agreement as part of a tax-deferred, like-kind exchange as provided under Section 1031 of the Code. Buyer agrees to cooperate with Seller in such exchange provided that neither Buyer nor any of its Affiliates will be required to incur any obligation, liability, cost or expense with respect to any such exchanges.

9.8 Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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9.9 Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless expressly provided otherwise, each reference in this Agreement to a “Section” or an “Article” means a Section or Article, respectively, of this Agreement. Unless expressly provided otherwise, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation”. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against any Party under any rule of construction or otherwise. No Party will be considered the drafter of this Agreement or any other Transaction Document. This Agreement and the other Transaction Documents have been reviewed, negotiated and accepted by all Parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of the Parties. All references to dollars in this Agreement or any other Transaction Document are to United States Dollars.

9.10 Severability. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Laws, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, and this Agreement or other Transaction Document will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein or therein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby or thereby to be unreasonable. If the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on a Party, all Parties will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

9.11 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND WILLINGLY WAIVES ITS OR HIS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY REPRESENTS AND WARRANTS THAT IT OR HE HAS REVIEWED THIS WAIVER WITH ITS OR HIS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

9.12 Specific Performance. The Parties acknowledge and agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event of a breach of any of the terms or provisions of this Agreement. Accordingly, the Parties agree that, in addition to other remedies, each of the Parties will be entitled to specific performance without the necessity of providing the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any such breaches or threatened breaches of this Agreement. The Parties agree and acknowledge that (i) by seeking the remedies provided for in this Section 9.12, a Party will not in any respect waive its or his right to seek any other form of relief that may be available to such Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 9.12 will require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 9.12 before properly exercising any termination right under Article 6 (and pursuing any other remedies under this Agreement after such termination) nor will the commencement of any Proceeding pursuant to this Section 9.12 or anything contained in this Section 9.12 restrict or limit any Party’s right to properly terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the Parties agrees that it or he will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date stated in the first paragraph of this Asset Purchase Agreement.

BUYER:

NOICE rX, lLC

By:	/s/ Robert Haywood
Name:	Robert Haywood
Title:	President/Manager

SELLER:

PARK COMPOUNDING, INC.

By:	/s/ Andrew Boll
Name:	Andrew Boll
Title:	CFO